Exhibit 10.19

SEVENTH AMENDMENT TO LEASE

THIS SEVENTH AMENDMENT TO LEASE (“Amendment”) dated as of March 18, 2022 between Farley White Pawtucket, LLC, a Massachusetts limited liability company having an address c/o Farley White Management Company, LLC, 155 Federal Street, Suite 1800, Boston, MA 02110 (“Landlord”), and Rapid Micro Biosystems, Inc., a Delaware corporation having an address of 1001 Pawtucket Boulevard, Lowell, MA 01854 (“Tenant”).

Preliminary Statement

Landlord’s predecessor in interest, 1001 Pawtucket, LLC, and Tenant entered into that certain Lease dated October 21, 2013 (the “Original Lease”), as amended by a (i) First Amendment of Lease dated July 10, 2014, (ii) Second Amendment of Lease dated December 30, 2014, (iii) Third Amendment of Lease dated January 9, 2015, (iv) Fourth Amendment of Lease dated June 18, 2015, (v) Fifth Amendment of Lease dated March 1l, 2016, and (vi) Sixth Amendment of Lease dated August 29, 2018 (the “Sixth Amendment”; collectively, the “Lease”) pertaining to premises now containing approximately 52,802 rentable square feet in Pod L2/A6, L2/A7 and L2/A8, in the Building known as Cross River Center and located at 1001 Pawtucket Boulevard in Lowell, Massachusetts (“Original Premises”), which is more particularly described in the Lease.  Landlord and Tenant desire to expand the Original Premises to include approximately 14,861 rentable square feet in Pod L2/A7 as shown on the floor plan attached hereto as Exhibit A (“Expansion Premises”) and to extend the Term of the Lease, all upon the terms and conditions hereinafter set forth.

Landlord will tender possession of the Expansion Premises to Tenant in two phases.  The initial portion of the Expansion Premises that will be delivered consists of approximately 11,748 rentable square feet and is shown as the Phase I Premises on Exhibit A  (the “Phase I Premises”), and the remaining portion of the Expansion Premises consists of approximately 3,113 rentable square feet and is shown as the Remaining Space on Exhibit A (the “Remaining Space”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

1.Premises.  Effective as of the Phase I Commencement Date (defined below), the Phase I Premises shall be added to the Original Premises and together shall be the Premises under the Lease.  Effective as of the Remaining Space Commencement Date (defined below), the Remaining Space shall be added to the Premises, and the Expansion Premises, together with the Original Premises, shall be the Premises under the Lease.
2.Expansion Premises Commencement Dates.  The “Phase I Commencement Date” shall be the date Landlord delivers possession of the Phase I Premises to Tenant free and clear of any tenancies or encumbrances.  The “Remaining Space Commencement Date” shall be the date (i) Landlord has tendered possession of the Remaining Space to Tenant free and clear of any tenancies or encumbrances, and (ii) the Expansion Premises is in the condition required by this Amendment, including without limitation the Demising Work set forth in and subject to Section 6 hereof, and the current tenant thereof shall have vacated the same.  Upon the Remaining Space Commencement Date, the Premises will contain a total of approximately 67,663 rentable square feet.  Landlord shall use diligent efforts to cause the Phase I Commencement Date to occur on or before May 1, 2022 (the “Scheduled Delivery Date”).  Without limiting Landlord’s obligation to use diligent efforts as set forth in the prior sentence, if for any reason Landlord fails to tender possession to Tenant of the Phase I Premises and to perform the Phase I Demising Work by August 31, 2022 (the “Penalty Date”), then Tenant shall receive a credit of one day of Basic Rent payable for the Expansion Premises for every two days that occur after August 31, 2022, to the actual date on which Tenant has possession of the Phase I Premises with the Phase I Demising Work completed.  The free rent credit shall be applied beginning with the Remaining Space Commencement Date.  If Landlord’s failure to complete the Phase I Demising Work is caused by the occupant of the Expansion Premises as of the date of this Amendment holding over in the Expansion Premises (the “Occupant Holdover”), then the Penalty Date shall be delayed on a day-for-day basis to the extent caused by such Occupant Holdover.
3.Term.  The Term of the Lease is hereby extended to July 31, 2029, and the “Termination Date” (as defined in the Lease) is July 31, 2029.  Landlord and Tenant acknowledge and agree that Tenant has an option to extend the Term for the Extension Term under the terms and conditions of Section 4 of the Original Lease.
4.Basic Rent.

Upon the Phase I Commencement Date and continuing until July 31, 2022, the Basic Rent for the Phase I Premises shall be payable at the rate of $8,321.50, and from August 1, 2022 through the day before the Remaining Premises Commencement Date, the Basic Rent for the Phase I Premises shall be $8,556.25.

Upon the Remaining Premises Commencement Date, the Basic Rent for the entire Premises shall be as follows (and all other Basic Rent amounts and Basic Rent charts set forth in the Lease and the Basic Rent amount for the Phase I Premises set forth above in this Section 4 shall be deleted):

	PER RSF	ANNUAL	MONTHLY
Remaining Premises Commencement Date – July 31, 2022*	$8.50	N/A	$47,927.96
August 1, 2022 – July 31, 2023	$8.75	$592,051.25	$49,337.60
August 1, 2023 – July 31, 2024	$9.00	$608,967.00	$50,747.25
August 1, 2024 – July 31, 2025	$9.25	$625,882.75	$52,156.90
August 1, 2025 – July 31, 2026	$9.50	$642,798.50	$53,566.54
August 1, 2026 – July 31, 2027	$9.75	$659,714.25	$54,976.19
August 1, 2027 – July 31, 2028	$10.00	$676,630.00	$56,385.83
August 1, 2028 – July 31, 2029	$10.25	$693,545.75	$57,795.48

*If the Remaining Premises Commencement Date occurs after July 31, 2022, then the references to any specific dates in the above Basic Rent chart that occur before the actual Remaining Premises Commencement Date shall be disregarded.

5.Tenant’s Pro Rata Share.  Tenant’s Pro Rata Share, as defined in Section 1 of the

Original Lease, shall be (i) 7.73% as of the Phase I Commencement Date and continuing until the date before the Remaining Premises Commencement Date, and (i) 8.10% as of the Expansion Space Commencement Date.
6.Construction; Landlord’s Work.  Tenant shall accept the Expansion Premises in its “as is” condition, and Landlord shall have no obligation to construct any improvements or perform any work therein except that Landlord, at its expense, (i) shall perform all of the necessary demising work to include the Expansion Premises in the Premises, which work shall be performed in accordance with the plan attached as Exhibit B and shall include all building standard wall installation, insulation, taping, painting and balancing of systems (the “Demising Work”); and (ii) shall ensure that all building systems are in good working order and free of defects including, without limitation, that (a) the interior mechanical systems and all necessary plumbing, electrical and other utilities are installed and in proper working condition; and (b) the HVAC serving the Expansion Premises is in good working order and condition.  The “Phase I Demising Work” shall mean completion of a building standard demising wall separating the Phase I Premises from the adjoining space provided that the Phase I Premises shall be separated from the Remaining Space by temporary demising barriers.   Notwithstanding the foregoing, at the time Landlord shall deliver the Phase I Premises, Landlord shall not be required to have performed any Demising Work, and upon such delivery the Phase I Commencement Date shall have occurred notwithstanding that such space shall not have been demised.  Upon delivery of the Phase I Space to Tenant, Landlord will promptly commence the Demising Work and complete the same as soon as reasonably possibly.
7.Allowance; Tenant’s Improvement Work.  Landlord will provide to Tenant an allowance in the amount of $270,652.00 (the “Construction Allowance”) for the purposes of reimbursing Tenant for the cost of any improvements that Tenant makes in the Premises within eighteen (18) months from the Phase I Commencement Date.  The Construction Allowance can be used for the costs of design, preparation, renovation, improvement and construction of the Premises, including without limitation, hard costs, space plans and architectural and engineering costs.  All such improvements shall be made in accordance with Section 3 of the Original Lease, except that (i) the combined single limit for the comprehensive general liability insurance and umbrella excess liability insurance shall be $5,000,000; and (ii) Tenant has no obligation to provide a lien and completion bond, bank letter of credit or other security.  Tenant has the right to select its preferred contractors, subcontractors, architects, engineers and consultants, subject to Landlord’s approval of the general contractor, which approval shall not be unreasonably withheld or delayed.  Landlord is not entitled to, and Tenant has no obligation to pay, any management, supervision or review fees in connection with any improvement work.  After Tenant has expended an amount equal to the estimated cost of the work in excess of the Construction Allowance, Landlord will disburse the Construction Allowance to Tenant in multiple payments within 30 days upon Tenant’s submission of a written request for payment, which request cannot be delivered more frequently than once every 30 days.  The payment request shall be for work completed and shall include (i) Tenant’s certificate that the requisite portion of work covered by the payment request has been completed, (ii) copies of invoices, receipts and bills evidencing the costs and expenses covered by the payment request, and (iii) lien waivers from the contractor or contractors performing the work.  If Landlord fails timely to disburse a payment of the Construction Allowance, then Tenant has the right to offset such unpaid amount against Basic Rent.

8.Right of First Offer.  If any space on the on the west side of Level 2 of the Building contiguous to the Premises shall become available for leasing during the Term (any such space, the “Expansion Space”), prior to offering such space to any party other than the then occupant of the Expansion Space or Cobham Advanced Electronics (which has rights thereto as of the date of this Amendment), then Landlord shall notify Tenant in writing of the terms and conditions on which Landlord in good faith intends to market the Expansion Space and offer to lease the Expansion Space to Tenant on such terms and conditions as shall be specified by Landlord (the “Offer Notice”), which Offer Notice shall: (a) describe the portion of the Expansion Space that at such time is available for leasing, (b) state the Basic Rent and other terms and conditions for the Expansion Space and the delivery date for such Expansion Space, and (c) state that the expiration of the Lease of such offered Expansion Space shall be coterminous with the Term of the Lease.  Tenant may not exercise its right hereunder unless at least two (2) years remain in the Term of the Lease or, if two (2) years shall not remain in the Term, it simultaneously exercises an available option to extend the Term.  Space shall be deemed available for leasing when such space is vacant or is scheduled to become vacant within nine (9) months or Landlord determines otherwise to market the space.  Tenant may elect to lease the Expansion Space on the terms and conditions of the Offer Notice by giving Landlord notice of Tenant’s election to do so within fifteen (15) days after delivery of the Offer Notice, and, if Tenant timely gives such notice, the parties shall execute and deliver an amendment of this Lease incorporating the terms and conditions set forth in the Offer Notice.  If Tenant shall fail to give notice of such election within such fifteen (15) day period, then Landlord may lease the Expansion Space to any party on any terms.  If an Offer Notice is delivered for less than all of the Expansion Space, then the remaining portion of the Expansion Space shall continue to be subject to the terms of this right of first offer.  This right of first offer is a one-time right only and shall be of no further force or effect after Landlord has made an offer to Tenant for the applicable space.
9.Termination Right.  Section 12 of the Sixth Amendment to the Lease is hereby deleted. Landlord hereby grants to Tenant a right to terminate the Lease (the “Termination Right”) before the scheduled expiration date of the Term, which termination, if the Termination Right is exercised, will be effective on July 31, 2026 (the “Termination Date”).  If Tenant desires to exercise the Termination Right, then Tenant must give written notice thereof to Landlord no later than July 31, 2025.  As a condition to such Termination Right (i) at the time of Tenant giving such notice exercising the Termination Right, there must be no default by Tenant (continuing uncured beyond the expiration of all applicable notice and grace periods); and (ii) at least 90 days before the Termination Date, Tenant shall pay to Landlord a termination fee equal to the Construction Allowance and the brokerage commission payable in connection with this Seventh Amendment, with interest thereon at the rate of six percent (6%) per annum from the Remaining Space Commencement Date.  Upon request from Tenant, Landlord agrees to provide its calculation of the termination fee.

10.Electricity.  Landlord shall, at Landlord’s expense, either install an electrical checkmeter to measure Tenant’s consumption of electricity in the Expansion Premises or rearrange the electric metering to include the entire Premises (the “Separate Meter”).  If the Phase I Commencement Date occurs before Landlord shall install the Separate Meter, then Landlord shall make a reasonable estimate of Tenant’s and the adjoining tenant’s respective shares of electrical usage periodically, and bill Tenant on a monthly basis for its proportionate share accordingly (the “Alternative Billing”).  Notwithstanding the foregoing, Landlord shall install the Separate Meter within 90 days after the Remaining Space Commencement Date, provided that with respect to the air handler that serves both the Premises and the adjacent space, Tenant understands it may be impractical for Landlord to install the Separate Meter, in which case the Alternative Billing will continue for the payment of electricity related to such air handler.  From and after the later of the Phase I Commencement Date and the install of the Separate Meter, Tenant shall pay to Landlord monthly as Additional Rent an amount equal to the actual number of kilowatt hours of electrical service provided to the Premises, multiplied by the average rate per kilowatt hour paid by Landlord for the Building plus any Alternative Billing for the aforementioned air handler; and there shall be no markup or additional amounts charged to Tenant.
11.Parking Allotment.  As of the Phase I Premises Commencement Date, Tenant is entitled to Tenant’s Pro Rata Share of all parking spaces on the Property, which is 136 parking spaces, including 5 Reserved Parking Spaces.  All such parking shall be provided to Tenant at no charge.
12.Ratification.  Except only as expressly amended hereby, the Lease shall continue in full force and effect as heretofore.  The Lease and this Amendment set forth the entire agreement of the parties with respect to the subject matter as of the date hereof and no prior agreement, letters, representations, warranties, promises or understandings pertaining to any such matters shall be effective for any such purpose.
13.Estoppel.  As of the date hereof, to Tenant’s actual knowledge:  (a) Landlord is not in default of its obligations under the Lease, and no state of facts exists which, but for the giving of notice and/or the passage of time, would be a default by Landlord under the Lease; and (b) except as expressly set forth herein, Tenant is not currently entitled to any credit, offset, or reduction in rent or other charges due or to become due under the Lease for any reason whatsoever.  As of the date hereof, to Landlord’s actual knowledge, Tenant is not in default of its monetary obligations under the Lease.
14.Defined Terms.  All capitalized terms not otherwise defined in this Amendment shall have the meaning used in the Lease.
15.Brokerage.  Landlord and Tenant represent and warrant to each other that they have not dealt with any real estate broker in connection with this Amendment other than CRESA and that no other broker (claiming through such representing party) is entitled to any commission on account of this Amendment.  Tenant will defend, hold harmless and indemnify Landlord from any loss, damage or expense, including reasonable attorneys’ fees, arising from a breach by Tenant of such representation and a claim arising under Tenant in connection with this Amendment.  Landlord will defend, hold harmless and indemnify Tenant from any loss, damage or expense, including reasonable attorneys’ fees, arising from a breach by Landlord of such representation and a claim arising under Landlord in connection with this Amendment.  Landlord shall pay all commissions owed to CRESA in connection with this Amendment.
16.Bind and Inure.  This document shall become effective and binding only upon the execution and delivery of this Amendment by Landlord and Tenant.  This Amendment shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

17.Counterparts.  This Amendment may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  This Amendment may be executed and delivered by (i) facsimile, (ii) scanned image (e.g., pdf or .tiff file extension name) as an attachment to electronic mail (email), or (iii) electronic signature technology (e.g. DocuSign), and such signatures shall have the same force and effect as originals.  Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this document.

(SIGNATURES APPEAR ON NEXT PAGE)

WITNESS the execution hereof as an instrument under seal as of the day first above written.

LANDLORD:

Farley White Pawtucket, LLC,
a Massachusetts Limited Liability Company

By:/s/ John F. Power

John F. Power, Manager

TENANT:

Rapid Micro Biosystems, Inc.,
a Delaware Corporation

By: /s/ Robert Spignesi

Name:Robert Spignesi

Title:President and CEO

EXHIBIT A

Expansion Premises

EXHIBIT B

Space Plan

5482449.2